Exhibit 4.2

Execution Version

EIGHTEENTH SUPPLEMENTAL INDENTURE

Dated as of August 22, 2024

among

CDW LLC,

CDW FINANCE CORPORATION,

THE GUARANTORS PARTY HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

TO BASE INDENTURE

Dated as of December 1, 2014

5.100% SENIOR NOTES DUE 2030

i

ARTICLE V

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets	28

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default	29
Section 6.02. Acceleration	31
Section 6.03. Control by Majority	31

ARTICLE VII

TRUSTEE

Section 7.01. No Obligation of the Trustee	31
Section 7.02. Rights of Trustee	32
Section 7.03. Successor Trustee by Merger, Etc.	32
Section 7.04. Eligibility; Disqualification	32

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Covenant Defeasance	33
Section 8.02. Repayment to Issuers	33

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes	34
Section 9.02. With Consent of Holders of Notes	35

ARTICLE X

GUARANTEES

Section 10.01. Guarantors	36
Section 10.02. Execution and Delivery	36
Section 10.03. Guarantees by Subsidiaries	37
Section 10.04. Guarantors May Consolidate, Etc., on Certain Terms	37
Section 10.05. Release of Guarantees	37

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge	38

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notational Guarantee
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

This EIGHTEENTH SUPPLEMENTAL INDENTURE (this “Eighteenth Supplemental Indenture”), dated as of August 22, 2024, is among CDW LLC, an Illinois limited liability company (“CDW”), CDW Finance Corporation, a Delaware corporation (“FinanceCo” and, together with CDW, the “Issuers”), the Guarantors party hereto and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers, the Guarantors party thereto and U.S. Bank National Association have executed and delivered a base indenture, dated as of December 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”) to provide for the future issuance of the Issuers’ senior debt securities to be issued from time to time in one or more series;

WHEREAS, Section 9.01(11) of the Base Indenture permits CDW, the Guarantors and the Trustee, as successor in interest to U.S. Bank National Association, to enter into an indenture supplemental to the Base Indenture to establish the form and terms of and provide for the issuance of any series of Securities without notice to or consent of any Holder of any Securities;

WHEREAS, Section 2.01(a) of the Base Indenture permits the form of Securities of any series to be established in an indenture supplemental to the Base Indenture;

WHEREAS, pursuant to Sections 2.01 and 2.02 of the Base Indenture, the Issuers desire to provide for the establishment of a new series of Securities under the Base Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Eighteenth Supplemental Indenture (together, the “Indenture”);

WHEREAS, each of the Issuers and each of the Guarantors have duly authorized the creation of and issuance of $600,000,000 of 5.100% Senior Notes due 2030 (such $600,000,000 aggregate principal amount, the “Initial Notes”) to be issued and authenticated under the Indenture;

WHEREAS, each of the Issuers and each of the Guarantors has duly authorized the execution and delivery of this Eighteenth Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Eighteenth Supplemental Indenture, when executed and delivered, a valid agreement of the Issuers, in accordance with its terms, have been performed and filled.

NOW, THEREFORE, the Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Relation to Base Indenture. This Eighteenth Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified through this Eighteenth Supplemental Indenture, shall apply to the series of Securities established by this Eighteenth Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.02. Definitions.

“Agent Members” means members of, or participants in, the Depository, Euroclear or Clearstream.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Attributable Value” means, in respect of any Sale/Leaseback Transaction, as of the time of determination, the lesser of:

(a) the sale price of the Principal Property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction and the denominator of which is the base term of such lease; and

(b) the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by CDW, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction.

“Authentication Order” has the meaning set forth in Section 2.02.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Cash Equivalents” means:

(1) U.S. dollars;

(2)  (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of CDW or a Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Senior Loan Facilities or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and(4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s;

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“CDW” has the meaning provided in the introductory paragraph hereof.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the adoption of a plan relating to the liquidation or dissolution of CDW; or

(4) CDW or any of its direct or indirect parent entities, including, without limitation, Parent, consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into CDW or any of its direct or indirect parent entities, including, without limitation, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent, outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Payment” has the meaning set forth in Section 12.01(a).

“Change of Control Payment Date” has the meaning set forth in Section 12.01(b).

“Change of Control Offer” means a written offer to purchase required to be made pursuant to Section 4.01(c) and Article XII to all Holders.

“Change of Control Offer Expiration Date” has the meaning set forth in Section 12.01(c).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Consolidated Total Assets” means at any date, total assets of CDW and its Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Subsidiaries.

“Covenant Defeasance” has the meaning set forth in Section 8.01.

“Definitive Note” means a certificated Note issued that does not include the Global Notes Legend. For the avoidance of doubt, each Definitive Note is a Definitive Security.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final Maturity Date or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of CDW, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which CDW or a Subsidiary has an investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or its Subsidiaries.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“Eighteenth Supplemental Indenture” means this Eighteenth Supplemental Indenture, as amended or supplemented from time to time.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Event of Default” has the meaning provided in Section 6.01.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, amended and restated, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of June 6, 2014, by and among Wells Fargo Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics LLC, an Illinois limited liability company, CDW Technologies, LLC, a Wisconsin limited liability company, CDW Government LLC, an Illinois limited liability company, CDW Direct, LLC, an Illinois limited liability company, and CDW, (ii) that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among Wells Fargo Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc., a Wisconsin corporation, CDW Direct, LLC, an Illinois limited liability company, and CDW Government LLC, an Illinois limited liability company, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time, and (iii) that certain Agreement for Wholesale Financing—Credit Agreement, dated December 1, 2021, by and between IBM Credit LLC, a Delaware limited liability company, and CDW Logistics LLC, an Illinois limited liability company, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time and (iv) that certain Agreement for Wholesale Financing—Credit Agreement, dated December 1, 2021, by and between IBM Credit LLC, a Delaware limited liability company, and Sirius Computer Solutions, Inc., a Texas corporation, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“FinanceCo” has the meaning provided in the introductory paragraph hereof.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered pursuant to Section 4.03 of the Indenture, which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes. For purposes of the Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.

“Global Note” means a permanent global Note in definitive, fully registered form. For the avoidance of doubt, each Global Note is a Global Security.

“Global Notes Legend” means the legend set forth in Section 2.05(g).

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions).

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of CDW that was a guarantor under the Senior Loan Facilities.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations.

“Holder” means the Person in whose name a Note of a series is registered, in each case on the Registrar’s books.

“incur” has the meaning set forth in Section 4.01(b).

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations, or

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations),

if and to the extent that any of the foregoing Indebtedness (other than letters of credit) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) contingent obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 842-40, “Sale and Leaseback Transactions,” (C) [Reserved], (D) obligations under or in respect of the Existing Inventory Financing Agreements and other similar inventory financing agreements entered into in the ordinary course of business, (E) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (F) liabilities accrued in the ordinary course of business, (G) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, (H) deferred or prepaid revenue and (I) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” has the meaning set forth in the recitals hereto.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means March 1 and September 1 of each year to the Maturity Date.

“Investment Grade Rating” means a rating equal to or higher than BBB- or better by Fitch (or the equivalent), Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means August 22, 2024.

“Issuers” has the meaning provided in the introductory paragraph hereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Maturity Date” means March 1, 2030.

“Note” or “Notes” means any Note authenticated and delivered under the Indenture, including the Initial Notes and any Additional Notes issued.

“Officer’s Certificate” means a certificate signed on behalf of CDW, by an Officer of CDW who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW and on behalf of FinanceCo, by an Officer of FinanceCo who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of FinanceCo, that meets the requirements set forth in the Indenture.

“Par Call Date” means February 1, 2030.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) [Reserved];

(3) [Reserved];

(4) [Reserved];

(5) [Reserved];

(6) [Reserved];

(7) [Reserved];

(8) [Reserved];

(9) [Reserved];

(10) [Reserved];

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days, (ii) that are being contested in good faith by appropriate proceedings or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) easements, zoning restrictions, rights-of-way and similar encumbrances real properties imposed by law or arising in the ordinary course that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Subsidiaries in the ordinary course of business;

(19) [Reserved];

(20) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Subsidiary that is not a Guarantor securing Indebtedness of such Subsidiary;

(25) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(26) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(27) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(28) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(29) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(30) [Reserved];

(31) Liens on inventory or equipment of CDW or any of its Subsidiaries granted in the ordinary course of business to CDW’s or such Subsidiary’s clients or customers at which such inventory or equipment is located;

(32) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(33) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(34) [Reserved];

(35) Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(36) Liens securing the Notes and related Guarantees; and

(37) Liens securing other Indebtedness; provided that at the time of and after giving effect to the incurrence thereof, the aggregate principal amount of Indebtedness secured thereby does not exceed the greater of $1,200.0 million and 10% of Consolidated Total Assets of CDW and its Subsidiaries.

“Principal Property” means CDW’s corporate headquarters and any warehouse or distribution center, together with any land, land improvements, buildings and fixtures related thereto, owned or leased at the Issue Date or acquired after that date by CDW or a Subsidiary and which is located within the United States, other than: (a) any property which in the opinion of CDW’s Board of Directors is not of material importance to the total business conducted by CDW and its Subsidiaries as an entirety; or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Rating Agencies” means Fitch, Moody’s and S&P or if Fitch, Moody’s or S&P or any of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Fitch, Moody’s or S&P or any of them, as the case may be.

“Ratings Event” means the rating of a series of Notes is lowered by each of the Rating Agencies and a series of Notes are rated below Investment Grade Rating by each of the Rating Agencies on any day during the period (which period will be extended so long as the rating of a series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public announcement by CDW of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“Record Date” for the interest payable on any applicable Interest Payment Date means the February 15 or August 15 (whether or not on a Business Day) immediately preceding such Interest Payment Date.

“Redemption Date” when used with respect to any Note to be redeemed, means the date at which it is to be redeemed pursuant to the Indenture.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Required Holders” as to a series of Notes means, as of any date of determination, Holders that hold such Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes of such series outstanding at such time.

“Revolving Loan Facility” means that certain senior revolving loan facility credit agreement, dated as of December 1, 2021, as amended June 7, 2023, among CDW, CDW Finance Holdings Limited, the guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent, the lenders party thereto and certain other parties specified therein, providing for revolving loans, including any related notes, debentures, bonds, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by CDW or any Subsidiary whereby CDW or such Subsidiary sells or transfers such property to any Person and CDW or any Subsidiary leases such property from such Person or its Affiliates.

“Senior Loan Facilities” means the Revolving Loan Facility and the Term Loan Facility.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of CDW.

“Term Loan Facility” means that certain senior term loan facility credit agreement, dated as of December 1, 2021, as amended April 5, 2022, as further amended June 7, 2023, among CDW, JP Morgan Chase Bank, N.A., as administrative agent, the lenders party thereto and certain other parties specified therein, providing for term loans, including any related notes, debentures, bonds, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuers in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Issuers after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Eighteenth Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Eighteenth Supplemental Indenture.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture, has the same meaning when used in this Eighteenth Supplemental Indenture;

(b) the definition of any term in this Eighteenth Supplemental Indenture that is also defined in the Base Indenture, shall for the purposes of this Eighteenth Supplemental Indenture supersede the definition of such term in the Base Indenture;

(c) the definition of a term in this Eighteenth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned; provided that, in each case solely as such provisions of the Base Indenture apply to the Notes, (i) each of the following terms, when used in provisions of the Base Indenture as applied to the Notes, shall be read to have the definition provided in this Eighteenth Supplemental Indenture rather than the definition provided in the Base Indenture: “Authentication Order,” “Cash Equivalents,” “GAAP,” “Indebtedness,” “Lien” and “Subsidiary” and (ii) each instance of “Officers’ Certificate” in provisions of the Base Indenture as applied to the Notes shall read “Officer’s Certificate”;

(d) an accounting term not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to the Indenture shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein;

(e) “or” is not exclusive;

(f) “including” means including without limitation;

(g) words in the singular include the plural, and in the plural include the singular;

(h) “will” shall be interpreted to express a command;

(i) provisions apply to successive events and transactions;

(j) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(k) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Eighteenth Supplemental Indenture;

(l) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Eighteenth Supplemental Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(n) any financial ratios required to be satisfied in order for a specific action to be permitted under the Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE NOTES

Section 2.01. Form and Dating; Terms. Pursuant to Sections 2.01 and 2.02 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Notes shall be known and designated, as applicable, as the “5.100% Senior Notes due 2030” of the Issuers. The Notes shall be initially limited in aggregate principal amount to $600,000,000.

(b) Form. Global Notes shall be substantially in the form of Exhibit A hereto (including the Global Notes Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Notes Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note in definitive form to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with Section 2.02 of the Base Indenture, as amended by Section 2.02 hereof. The Notes may have notations, legends or endorsements required by law, stock exchange rules, usage or agreements to which the Issuers or any Guarantor is subject, if any (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). The Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. A Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto by the manual signature of a Responsible Officer of the Trustee. Each Note shall be dated the date of its authentication. The Issuers shall execute and the Trustee shall, in accordance with Section 2.02 of the Base Indenture, as amended by Section 2.02 hereof, authenticate and initially deliver one or more Global Notes that (i) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Custodian.

(c) Denominations. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d) Interest Rate. Except as otherwise provided in Section 2.12 of the Base Indenture, Notes shall bear interest for the period from and including the date such Note was issued to, but excluding, the Maturity Date, at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to 5.100%.

(e) Optional Redemption. The Notes shall not be redeemable at the Issuers’ option, other than as provided in Article III.

(f) Transferability. Each Holder shall have an unconditional right to sell its Notes subject to, and in compliance with, the provisions of the Indenture and applicable law.

(g) Additional Notes. Additional Notes ranking pari passu with the Initial Notes (such notes, the “Additional Notes”) may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes. The Initial Notes offered by the Issuers and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

(h) Terms. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Eighteenth Supplemental Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Eighteenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Notwithstanding the foregoing, to the extent any provision of any Note conflicts with the express provisions of this Eighteenth Supplemental Indenture, the provisions of this Eighteenth Supplemental Indenture shall govern and be controlling.

Section 2.02. Execution and Authentication. The fourth paragraph of Section 2.02 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“The Trustee shall authenticate and deliver the Initial Notes for issue in a principal amount of $600,000,000 upon a written order of the Issuers signed by an Officer of each of the Issuers for the authentication and delivery of the Initial Notes with any such Guarantees endorsed thereon (an “Authentication Order”). In addition, the Trustee shall authenticate and deliver from time to time upon receipt of an Authentication Order and satisfaction of any other conditions precedent hereunder, Additional Notes for an aggregate principal amount specified therein (to the extent permitted hereunder). In each case, such Authentication Order shall specify the amount of such Notes to be authenticated, the date on which the original issue of such Notes is to be authenticated, whether such Notes are to be Definitive Notes or Global Notes and the number of separate certificates thereof, whether the Notes are Initial Notes or Additional Notes, and such other information as the Trustee may reasonably request.”

Section 2.03. Paying Agent, Registrar and Depository. The Issuers hereby initially appoint the Trustee as Registrar and Paying Agent in connection with the Notes and DTC to act as Depository with respect to the Global Notes. The Notes may be surrendered for registration of transfer and for exchange at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the Issuers for such purpose. The place of payment for the Notes shall be the Corporate Trust Office of the Trustee.

Section 2.04. Holder Lists. Section 2.05 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee in writing at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, including the aggregate principal amount of Notes held by each Holder thereof, and the Issuers shall otherwise comply with Trust Indenture Act Section 312(a).”

Section 2.05. Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with this Section 2.05. When a Note is presented to the Registrar or co-registrar with a request to register the transfer, the Registrar or a co-register shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

(b) Transfer and Exchange of Global Notes. A Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor Depository or a nominee of such successor Depository. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depository (x) notifies the Issuers that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depository shall instruct the Trustee in accordance with the Depository’s customary procedures. In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to this Section 2.05(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.05 or Sections 2.07 or 2.10 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.05(b); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.05(c) and (d) hereof.

(c) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of the Indenture and the applicable rules and procedures of the Depository. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.05(c) and Section 2.05(e).

(d) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.05(c) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.05(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.05(d) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depository and the Agent Member. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.

(e) Transfer and Exchange of Definitive Notes for Beneficial Interests in the Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(f) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.01(f), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.01(f). A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of Definitive Notes.

(g) Global Notes Legend. Each Global Note shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO CDW OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(h) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 of the Base Indenture, as amended by Section 2.02 hereof, or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any stamp or transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10 or 9.05 of the Base Indenture or Sections 3.06 or 4.01(c) or Article XII hereof).

(iii) Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed portion of any Note being redeemed or tendered in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of such Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to issue, register the transfer of or to exchange any Notes so selected for redemption in whole or in part.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 of the Base Indenture, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes and of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any

Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 of the Base Indenture, as amended by Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.05 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Any Holder of a Global Note shall by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(xi) The Agent Members shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as Custodian or under such Global Note, and the Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository, Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

ARTICLE III

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, at least fifteen (15) Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 3.03 hereof but not more than sixty (60) days before a Redemption Date, an Officer’s Certificate of CDW setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Eighteenth Supplemental Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price.

Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis among those to be redeemed to the extent practicable, or, if pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate subject to the rules and procedures of DTC. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than fifteen (15) nor more than sixty (60) days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of less than $2,000 can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Eighteenth Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption. Except as otherwise provided herein, in the case of Global Notes, the Issuers shall mail or cause to be delivered electronically notices of redemption at least ten (10) days but not more than sixty (60) days before the Redemption Date to each Holder of Notes at its registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than sixty (60) days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes and in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name, telephone number and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f) that, unless the Issuers default in making payment of the Redemption Price, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Eighteenth Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes.

The Issuers may provide in any notice of redemption delivered in connection with any redemption permitted hereunder that the payment of the Redemption Price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person and may, at the Issuers’ discretion, be subject to one or more conditions precedent.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the Redemption Date as so delayed.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least fifteen (15) Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of CDW, including a written request that the Trustee give such notice and setting forth the form of such notice and the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price, subject to the satisfaction of any conditions precedent provided in such notice. The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent (or, if one of the Issuers is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all Notes to be redeemed. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the Redemption Price of all Notes to be redeemed.

(b) If the Issuers comply with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such Notes are actually surrendered). If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid and, to the extent lawful, on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes, as adjusted, if applicable, by Section 4.01 of the Base Indenture, as amended by Section 4.02 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate, upon receipt of an Authentication Order, for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07. Optional Redemption.

(a) Prior to the Par Call Date, the Issuers may redeem the Notes at their option in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date. On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

(b) On or after the Par Call Date, the Issuers may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

(c) The actions and determinations of the Issuers in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08. Mandatory Redemption. The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

COVENANTS

Section 4.01. Additional Covenants. In addition to the covenants set forth in the Base Indenture, the Issuers hereby further covenant as follows, the following covenants being for the sole benefit of the Holders of the Notes:

(a) Taxes. The Issuers shall pay, and shall cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, charges, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

(b) Liens. CDW shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist (collectively, “incur”) any Lien (except Permitted Liens) on any Principal Property of CDW or any Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Obligations subordinated in right of payment to the Notes) the Obligations so secured until such time as such Obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.01(b) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the Obligation to so secure the Notes.

(c) Offer to Repurchase Upon Change of Control. If a Change of Control Repurchase Event occurs, unless CDW at such time has given notice of redemption under Section 3.07 hereof with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to Article XII hereof.

(d) Additional Guarantees. CDW shall cause each Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within ten (10) Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture in form of Exhibit C hereto), together with an Opinion of Counsel, pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

(e) Limitation of Activities of FinanceCo. FinanceCo shall not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that FinanceCo may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

(f) Sale/Leaseback Transactions. CDW shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Principal Property with another Person (other than with CDW or Subsidiaries) unless either:

(i) CDW or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased in an amount at least equal to the Attributable Value of such Sale/Leaseback Transaction without equally and ratably securing the Notes; or

(ii) within 180 days CDW applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of debt for borrowed money and/or the acquisition or construction of any Principal Property.

(g) Further Instruments and Acts. CDW shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Eighteenth Supplemental Indenture.

Section 4.02. Payment of Securities. The second paragraph of Section 4.01 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“If all or any portion of (a) the principal amount of any Note or (b) any interest payable thereon shall not be paid when due (including post-petition interest in any proceeding under any Bankruptcy Law and including amounts due at the Maturity Date, by acceleration or otherwise), such Note shall, without limiting the rights of the Holders, bear interest in cash at a rate per annum that is 2% above the rate otherwise applicable to such Note from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment). For the avoidance of doubt, the interest rate applicable to overdue principal shall equal the then applicable interest rate on the Notes plus the additional 2% referred to in the immediately preceding sentence, pursuant to the terms of such sentence.”

Section 4.03. Reports and Other Information. The third and fourth paragraphs of Section 4.03 of the Base Indenture shall be amended and restated in their entirety with respect to the Notes as follows:

“In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission, the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.03 may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, if Parent has made available through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) the reports, information and other documents required to be filed and furnished to Holders of Notes pursuant to this Section 4.03, CDW shall be deemed to be in compliance with the provisions of this Section 4.03.

The Trustee’s receipt of such reports, information and documents shall not constitute constructive or actual notice of any information contained therein, including CDW’s compliance with any of the covenants under the Indenture.”

Section 4.04. Compliance Certificate. Solely with respect to the Notes, Section 4.04(a) of the Base Indenture shall be amended to replace each instance of the phrase “the Issuers” with the following phrase: “the Issuers and the Subsidiaries.”

Section 4.05. Issuers Existence. Section 4.13 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Subject to Section 4.01(c) of the Eighteenth Supplemental Indenture and Article V hereof, as supplemented by the Eighteenth Supplemental Indenture, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) their company existence, and the corporate, partnership, limited liability company or other existence of each of the Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Issuers or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of each of the Issuers and the Subsidiaries; provided that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries (other than the Issuers), if the Board of Directors of CDW in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and the Subsidiaries, taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.”

ARTICLE V

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Solely with respect to the Notes, Section 5.01(a) of the Base Indenture shall be amended to add the following language immediately after the phrase “all or substantially all of the properties or assets of CDW”: “and its Subsidiaries, taken as a whole.”

(b) Solely with respect to the Notes, Section 5.01(b) of the Base Indenture shall be amended to append the following language to the end of such clause: “and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.”

(c) Solely with respect to the Notes, Section 5.01(c) of the Base Indenture shall be amended to replace each instance of the phrase “Guarantors” with the following phrase: “Subsidiaries.”

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. An “Event of Default” wherever used in the Indenture with respect to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) means any of the following events:

(1) Non-Payment of Principal. The Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) Non-Payment of Interest. The Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3) Specific Covenants. The Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under Section 4.03 of the Indenture;

(4) Cross-Acceleration. A default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Subsidiary or the payment of which is guaranteed by the Issuers or any Subsidiary (other than Indebtedness owed to the Issuers or a Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its maturity date and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $200,000,000 (or its foreign currency equivalent) or more at any one time outstanding;

(5) Judgments. The failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $200,000,000 (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6) Invalidity of Guarantees. The Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture; or

(7) Insolvency and Bankruptcy Proceeding. (a) An Issuer, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against an Issuer or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a custodian of an Issuer or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of CDW or any of its Subsidiaries; or

(iii) orders the liquidation of an Issuer or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

In the event of any Event of Default specified in Section 6.01(4) hereof, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.02. Acceleration. Solely with respect to the Notes, Section 6.02 of the Base Indenture shall be amended to append the following language to the end of such Section:

“In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to Section 3.07 of the Eighteenth Supplemental Indenture hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.”

Section 6.03. Control by Majority. Section 6.05 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may (1) refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability if the Trustee, being advised by counsel, reasonably determines that the action or proceeding so directed may not lawfully be taken if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or (2) take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Notwithstanding any provision to the contrary in the Indenture, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.”

ARTICLE VII

TRUSTEE

Section 7.01. No Obligation of the Trustee.

(a) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(b) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(c) The Trustee has no liability or responsibility for the action or inaction of any Depository.

Section 7.02. Rights of Trustee.

(a) Solely with respect to the Notes, Section 7.02(a) of the Base Indenture shall be amended to replace the phrase “the Issuers” with the following phrase: “the Issuers and the Subsidiaries.”

(b) Solely with respect to the Notes, Section 7.02(h) of the Base Indenture shall be amended to replace the phrase “special, indirect or consequential loss or damage” with the following phrase: “special, indirect, punitive or consequential loss or damage.”

Section 7.03. Successor Trustee by Merger, Etc.. Solely with respect to the Notes, Section 7.09 of the Base Indenture shall be amended to replace each instance of the phrase “corporation” with the following phrase: “corporation or other entity.”

Section 7.04. Eligibility; Disqualification. Solely with respect to the Notes, Section 7.10 of the Base Indenture shall be amended to replace the phrase “corporation” with the following phrase: “corporation or other entity.”

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 of the Base Indenture of the option applicable to this Section 8.01, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of the Base Indenture, be released from their obligations under the covenants contained in Sections 4.03, 4.04 and 5.01 of the Base Indenture, each as amended by Sections 4.03, 4.04 and 5.01 hereof, respectively, and in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d), 4.01(e) and 4.01(f) hereof and the operation of clauses (3), (4), (5), (6) and (7) of Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 of the Base Indenture are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes); provided, however, that no covenant defeasance pursuant to this Section 8.01 shall release the Issuers from their obligations under the Trust Indenture Act, including, without limitation, their obligations under Section 314 of the Trust Indenture Act. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the Base Indenture of the option applicable to this Section 8.01 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 of the Base Indenture, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to a Significant Subsidiary of the Issuers but not with respect to the Issuers) and 6.01(7) hereof shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.02 or 8.03 of the Indenture, the Issuers’ obligations in Sections 2.01, 2.02, 2.03, 2.04, 7.07, 8.06 and 8.07 of the Indenture shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.04 of the Indenture. After the Notes are no longer outstanding, the Issuers’ obligations in Sections 7.07, 8.06 and 8.07 of the Indenture shall survive.

Section 8.02. Repayment to Issuers. Solely with respect to the Notes, Section 8.06 of the Base Indenture shall be amended to delete the following language: “provided, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.”

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, CDW, the Guarantors and the Trustee may amend or supplement this Eighteenth Supplemental Indenture, any Guarantee and the Notes, without the consent of any Holder:

(1) to cure any ambiguity, mistake, defect or inconsistency, as certified by CDW;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of CDW;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture (including, without limitation, any changes necessary to facilitate the issuance of Additional Notes for resale in transactions pursuant to Rule 144A or Regulation S promulgated under the Securities Act and any subsequent registration);

(7) to add a Guarantee of the Notes;

(8) to release a Guarantor upon its sale or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(9) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(10) to conform the text of this Eighteenth Supplemental Indenture, Guarantees or the Notes to any provision of the “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Eighteenth Supplemental Indenture, Guarantee or Notes, as certified by CDW.

Upon the request of CDW accompanied by a board resolution of CDW authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 of the Base Indenture, as amended by Section 7.02 hereof, the Trustee shall join with CDW and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Eighteenth Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Eighteenth

Supplemental Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under the Indenture (other than as required by Section 4.01(d) hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Eighteenth Supplemental Indenture, the form of which is attached as Exhibit C hereto.

Section 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, CDW, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees with the consent of the Required Holders (including consents obtained in connection with a tender offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Required Holders (including consents obtained in connection with a tender offer for, or purchase of, the Notes).

Upon the request of CDW accompanied by a board resolution of CDW authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 of the Base Indenture, the Trustee shall join with CDW in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Required Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, CDW shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of CDW to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Notwithstanding the foregoing, without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver; or change the definition of “Required Holders”;

(2) reduce the principal of or change the Maturity Date of any such Note or alter the provisions with respect to the redemption of such Note (other than the provisions of Section 4.01(c) and Article XII hereof, except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Required Holders and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes or impact the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment and waiver provisions of Section 9.01 hereof or this Section 9.02;

(8) waive a redemption payment with respect to any Note (other than a payment required by Section 4.01(c) and Article XII hereof, except as set forth in clause (10) below;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders of the Notes;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control Repurchase Event that has occurred; or

(11) modify the Guarantees in any manner adverse to the Holders of the Notes.

ARTICLE X

GUARANTEES

Section 10.01. Guarantors. Each of CDW Corporation, CDW Technologies LLC, CDW Direct, LLC, CDW Government LLC, CDW Logistics LLC, Amplified IT LLC, SCS Holdings I LLC, Sirius Computer Solutions, LLC, Sirius Federal, LLC and Sirius Computer Solutions Financial Services, LLC shall be a Guarantor under the Indenture with respect to the Notes. The terms of the Guarantors’ Guarantees are in accordance with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07 and 10.09 of the Base Indenture, amended, in the case of Section 10.06, by Section 10.04 hereof, and Section 4.01(d) and Article X hereof.

Section 10.02. Execution and Delivery. To evidence its Guarantee, each Guarantor hereby agrees that this Eighteenth Supplemental Indenture shall be executed on behalf of such Guarantor by an authorized officer of such Guarantor and that a notation of such Guarantee substantially in the form attached hereto as Exhibit B shall be enclosed on each Note authenticated and delivered by the Trustee. Such notation of Guarantee shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature.

Section 10.03. Guarantees by Subsidiaries. If required by Section 4.01(d) hereof, the Issuers shall cause any newly created or acquired Subsidiary to comply with the provisions of Section 4.01(d) hereof and this Article X, to the extent applicable.

Section 10.04. Guarantors May Consolidate, Etc., on Certain Terms. The third to last paragraph of Section 10.06 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officer’s Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of the Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Parent, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.”

Section 10.05. Release of Guarantees. Each Guarantor will be automatically and unconditionally released and discharged from its obligations under this Article X (other than any obligation that may have arisen under Section 10.02 of the Base Indenture) upon:

(a) (i) any sale, disposition or other transfer (including through merger or consolidation) of (i) the Capital Stock of such Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, the applicable Guarantor is no longer a Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture; or

(ii) [Reserved]; or

(iii) in the case of any Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.01(d) hereof, the release or discharge of the guarantee by such Subsidiary of all of the Indebtedness of CDW or any Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes; or

(iv) such Guarantor is also a guarantor or borrower under the Senior Loan Facilities and, at the time of release of its Guarantee, (x) has been released from its guarantee of the Senior Loan Facilities (which may be conditioned on the concurrent release hereunder) except as a result of a discharge or release arising from payment under such guarantee and (y) does not guarantee (and is not required to guarantee pursuant to Section 4.01(d)) any Indebtedness of CDW or any Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder); or

(v) the exercise by CDW of its Legal Defeasance option or Covenant Defeasance option in accordance with the Indenture or the discharge of CDW’s obligations under the Indenture in accordance with the terms of the Indenture; and

(b) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in this Article X and applicable provisions of the Base Indenture.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. Solely with respect to the Notes, in Section 11.01 of the Base Indenture, “notice of redemption or otherwise” shall be read to include both mailing and electronic delivery.

ARTICLE XII

CHANGE OF CONTROL

Section 12.01. Repurchase at the Option of Holders Upon a Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless CDW at such time has given notice of redemption under Section 3.07 hereof with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Eighteenth Supplemental Indenture. In the Change of Control Offer, CDW will offer a payment in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, on the Notes to be repurchased, to but not including the date of purchase (a “Change of Control Payment”). If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(b) Within thirty (30) days following any Change of Control Repurchase Event, or, at CDW’s option, in advance of a Change of Control, but after the public announcement of such Change of Control, CDW will mail or electronically deliver a Change of Control Offer to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the Change of Control Offer, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by this Eighteenth Supplemental Indenture and described in such Change of Control Offer. CDW shall notify the Trustee at least fifteen (15) days (or such shorter period as is acceptable to the Trustee) prior to the delivery of the Change of Control Offer of CDW’s obligation to make a Change of Control Offer, and the Change of Control Offer shall be delivered by CDW or, at CDW’s request, by the Trustee in the name and at the expense of CDW.

(c) In addition to the specifications for the Change of Control Offer outlined in Section 12.01(b) above, a Change of Control Offer shall contain all instructions and materials necessary to enable Holders to tender Notes pursuant to the Change of Control Offer and shall state:

(i) the paragraph or subparagraph of the Notes and/or Section of this Eighteenth Supplemental Indenture pursuant to which the Change of Control Offer is being made;

(ii) the expiration date of the Change of Control Offer (the “Change of Control Offer Expiration Date”) and the Change of Control Payment Date;

(iii) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Change of Control Offer;

(iv) the purchase price to be paid by CDW for each $1,000 principal amount of Notes accepted for payment;

(v) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in denominations of $2,000 principal amount or integral multiples of $1,000 thereof;

(vi) the place or places where each Holder electing to tender a Note pursuant to the Change of Control Offer are to be surrendered (such Note being, if CDW or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to CDW and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), or instructions for transfer of the Notes by book-entry transfer, in each case such delivery shall be prior to the close of business on the Change of Control Offer Expiration Date;

(vii) that, unless CDW defaults in making such purchase, any Note accepted for purchase pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date, but that any Note not tendered or tendered but not purchased by CDW pursuant to the Change of Control Offer will continue to accrue interest at the same rate;

(viii) that, on the Change of Control Payment Date, the Change of Control Payment will become due and payable with respect to each Note accepted for payment pursuant to the Change of Control Offer;

(ix) that Holders will be entitled to withdraw all or any portion of Notes tendered if CDW (or its Paying Agent) receive, not later than the close of business on the Change of Control Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; and

(x) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

(d) CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Eighteenth Supplemental Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of this Eighteenth Supplemental Indenture by virtue of such conflict.

(e) On the Change of Control Payment Date, CDW will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn under the Change of Control Offer; (ii) deposit with the Paying Agent prior to 11:00 a.m. (New York City time) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn under the Change of Control Offer; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW under the Change of Control Offer. The Issuers, Depository or Paying Agent, as the case may be, shall promptly mail or deliver to each Holder of Notes properly tendered and not withdrawn under the Change of Control Offer the Change of Control Payment for such Notes, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly delivered by the Issuers to the Holder thereof.

(f) CDW shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g) CDW shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Eighteenth Supplemental Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.07 hereof unless and until there is a default in the payment of the applicable Redemption Price. A Change of Control Offer may be made in advance of a Change of Control Repurchase Event and may be conditional upon the occurrence of a Change of Control Repurchase Event if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(h) The provisions described above that require CDW to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable whether or not any other provisions of this Eighteenth Supplemental Indenture are applicable.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls. If any provision of this Eighteenth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 13.02. Notices. Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

CDW Corporation

100 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Attention: Frederick J. Kulevich

Phone: (847) 968-0219

Facsimile: (847) 968-0319

With a copy to:

Sidley Austin

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 839-5599

Attention: Robert A. Ryan

If to the Trustee:

U.S. Bank Trust Company, National Association

111 Fillmore Ave E

Saint Paul, Minnesota 55107

Facsimile: (651) 466-7430

Attention: Joshua A. Hahn

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Notices given by publication shall be deemed given on the first date on which publication is made.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Security Register kept by the Registrar. Any notice or communication shall also be so delivered to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. Governing Law. THIS EIGHTEENTH SUPPLEMENTAL INDENTURE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.04. No Adverse Interpretation of Other Agreements. This Eighteenth Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Eighteenth Supplemental Indenture.

Section 13.05. Successors. All agreements of the Issuers in this Eighteenth Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Eighteenth Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Eighteenth Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.06. Severability. In case any provision in this Eighteenth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.07. Counterpart Originals. This Eighteenth Supplemental Indenture may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 13.08. Table of Contents, Headings, Etc.. The Table of Contents and headings of the Articles and Sections of this Eighteenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Eighteenth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.09. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Eighteenth Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Supplemental Indenture to be duly executed, as of the date first written above.

CDW LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

CDW FINANCE CORPORATION

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

GUARANTORS:

CDW CORPORATION

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

CDW TECHNOLOGIES LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

CDW DIRECT, LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

[Signature Page to Eighteenth Supplemental Indenture]

CDW GOVERNMENT LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

CDW LOGISTICS LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

AMPLIFIED IT LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

SCS HOLDINGS I LLC

By:	/s/ Frederick J. Kulevich
Name: Frederick J. Kulevich
Title: Secretary

SIRIUS COMPUTER SOLUTIONS, LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

[Signature Page to Eighteenth Supplemental Indenture]

SIRIUS FEDERAL, LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

SIRIUS COMPUTER SOLUTIONS FINANCIAL SERVICES, LLC

By:	/s/ Kevin W. White
Name: Kevin W. White
Title: Vice President, Treasurer and Assistant Secretary

[Signature Page to Eighteenth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page to Eighteenth Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO CDW OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

CUSIP 12513GBK4

ISIN US12513GBK40

[GLOBAL] NOTE

5.100% SENIOR NOTE DUE 2030

No.	[$ ]

CDW LLC and CDW FINANCE CORPORATION

promise to pay to Cede & Co. or registered assigns, the principal sum of __________________ United States Dollars on March 1, 2030.

Interest Payment Dates: March 1 and September 1, commencing March 1, 2025

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-2

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: _________, 20___

CDW LLC

By:
Name:
Title:

CDW FINANCE CORPORATION

By:
Name:
Title:

Exhibit A-3

This is one of the Notes referred to in the within-mentioned Eighteenth Supplemental Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A-4

[Back of Note]

5.100% Senior Note due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Eighteenth Supplemental Indenture referred to below unless otherwise indicated.

1. INTEREST. The term “Issuers” refers to CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (“FinanceCo”).

The Issuers promise to pay interest on the Notes entirely in cash. Interest on this Note will accrue at a fixed rate per annum of 5.100%, commencing on August 22, 2024. Notwithstanding the foregoing, if all or any portion of the principal amount of the Notes or any interest payable thereon shall not be paid when due (whether at maturity, by acceleration or otherwise), the Notes shall bear interest in cash at a rate per annum that is 2% above the rate otherwise applicable thereto from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment), and the Issuers shall pay interest in cash on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuers will pay interest on each Note semi-annually on each March 1 and September 1, commencing March 1, 2025, and on the Maturity Date.

2. METHOD OF PAYMENT. The Issuers will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest. Payment of interest will be made at the office or agency of the Issuers maintained for such purpose within the Borough of Manhattan, the City and State of New York or, at the option of the Issuers, payment of interest may be made by check delivered to the Holders at their addresses set forth in the Security Register of Holders, provided that [all payments of principal, premium, if any, and interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]1 [all payments of principal, premium, if any, and interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)].2 Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

[1]	Applicable if this Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.
[2]	Applicable if this Note is a Definitive Note.

Exhibit A-5

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Issuers or any of their Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. INDENTURE. The Issuers issued the Notes under the Base Indenture, dated as of December 1, 2014 (the “Base Indenture”), among the Issuers, the Guarantors party thereto and U.S. Bank National Association, as supplemented by the Eighteenth Supplemental Indenture, dated as of August 22, 2024 (the “Eighteenth Supplemental Indenture”), among the Issuers, the Guarantors and the Trustee, as successor in interest to U.S. Bank National Association (as supplemented, the “Indenture”). This Note is one of a duly authorized issue of notes of the Issuers designated as its 5.100% Senior Notes due 2030. Except as otherwise provided in Section 9.02 of the Eighteenth Supplemental Indenture, all Notes shall vote and consent together on all matters as one class, and, except as otherwise provided in Section 9.02 of the Eighteenth Supplemental Indenture, none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

Terms defined in the Eighteenth Supplemental Indenture and not defined herein have the meanings ascribed thereto in the Eighteenth Supplemental Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuers. This Note is one of the Notes referred to in the Eighteenth Supplemental Indenture. The Indenture imposes certain limitations on the ability of the Issuers and their Subsidiaries to, among other things, incur Indebtedness, create or incur Liens and enter into Sale/Leaseback Transactions. The Indenture also imposes limits on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property. These covenants are subject to important exceptions and qualifications.

5. OPTIONAL REDEMPTION. Prior to the Par Call Date, the Issuers may redeem the Notes at their option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuers may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

Exhibit A-6

6. MANDATORY REDEMPTION. The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Eighteenth Supplemental Indenture, notices of redemption will be mailed by first-class mail or electronically delivered at least 10 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with Applicable Procedures. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest shall cease to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control Repurchase Event, each Holder of a Note will have the right to cause the Issuers to repurchase all or any part of such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase.

9. GUARANTEE. The payment by the Issuers of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Guarantors to the extent set forth in the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. PERSONS DEEMED OWNERS. The registered Holder of this Note may be treated as its owner for all purposes.

12. DISCHARGE AND DEFEASANCE. Subject to certain conditions as set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or certain U.S. Government Securities for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

13. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

14. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Eighteenth Supplemental Indenture. If any Event of Default

Exhibit A-7

occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Required Holders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

15. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

17. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Exhibit A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:	_____________________________________________
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s address and zip code)

and irrevocably appoint
agent to transfer this Note on the books of CDW. The agent may substitute another to act for him.

Date: __________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.01(c) and Article XII of the Eighteenth Supplemental Indenture, check the box below:

☐ Section 4.01(c) and Article XII

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.01(c) and Article XII of the Eighteenth Supplemental Indenture, state the amount you elect to have purchased:

$ _________

Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-10

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note have been made:

Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[3]	This schedule should be included only if the Note is issued in global form.

Exhibit A-11

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns) under that certain Base Indenture, dated as of December 1, 2014 (the “Base Indenture”), among CDW LLC, an Illinois limited liability company, CDW Finance Corporation, a Delaware corporation (together with CDW LLC, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented by the Eighteenth Supplemental Indenture, dated August 22, 2024 (the “Eighteenth Supplemental Indenture”), among the Issuers, the Guarantors party thereto and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (in such capacity, the “Trustee”), (as supplemented, the “Indenture”) have guaranteed the Notes and the obligations of the Issuers under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 5.100% Senior Notes due 2030 (the “Notes”) of the Issuers, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Base Indenture, as supplemented by Article X of the Eighteenth Supplemental Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article X of the Base Indenture, as supplemented by Article X of the Eighteenth Supplemental Indenture, and reference is hereby made to the Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, unitholder, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, unitholder, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuers’ obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

Exhibit B-1

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE X OF THE BASE INDENTURE, AS SUPPLEMENTED BY ARTICLE X OF THE EIGHTEENTH SUPPLEMENTAL INDENTURE, ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Eighteenth Supplemental Indenture unless otherwise indicated.

Dated as of ______________

[Guarantor]

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of__________, among [GUARANTOR] (the “New Guarantor”), a subsidiary of CDW LLC (or its successor), an Illinois limited liability company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, CDW LLC and CDW Finance Corporation (collectively, the “Issuers”) and existing guarantors listed on Schedule I hereto (the “Existing Guarantors”) have heretofore executed and delivered to U.S. Bank National Association an Indenture (the “Base Indenture”), dated December 1, 2014, as supplemented by the Eighteenth Supplemental Indenture (the “Eighteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated August 22, 2024, executed and delivered to the Trustee, providing for the issuance of 5.100% Senior Notes due 2030 (the “Notes”);

WHEREAS, Section 4.01(d) of the Eighteenth Supplemental Indenture and Section 5.01 of the Indenture provide that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers’ obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the New Guarantor are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

Exhibit C-1

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:
Name:
Title:

Exhibit C-3

Schedule I to Supplemental Indenture

Guarantors

[__________]

Exhibit C-4